Exhibit 10.26
9th AMENDMENT TO SERVICE AGREEMENT
     This 9th Amendment to Service Agreement (this “Amendment”) is made and entered into as of this 9 day of November, 2009 between First Data Merchant Services Corporation (“FDMS”), and iPayment, Inc. (“Customer”).
RECITALS
A. Customer and FDMS have previously entered into a Service Agreement dated as of July 1, 2002, as previously amended (the “Service Agreement”).
B. Wright Express Corporation and Wright Express Financial Services (collectively, “WEX”) has designed a program to allow processing entities to provide processing and settlement services for merchant’s transactions related to WEX Cards (the “WEX Full Acquiring Services”).
C. FDMS and WEX have entered into an agreement that includes the terms and conditions pursuant to which FDMS and certain of its channels may solicit merchants for participation in the WEX Full Acquiring Services (“FDMS WEX Agreement”).
D. Customer desires to market and promote the WEX Full Acquiring Serivces to Customer’s Accounts pursuant to the terms and conditions of this Amendment.
E. Customer and FDMS now desire to amend the Service Agreement as set forth in this Amendment.
AGREEMENT
     In consideration of the foregoing, Customer and FDMS hereby agree as follows:
     1. The terms of this Amendment will be effective as of the date set forth above.
     2. Section II of Exhibit B to the Service Agreement is hereby amended by the addition of a new pricing schedule for Customer’s Accounts boarded on the FDMS “North” platform, as set forth on Schedule I attached hereto.
     3. WEX Full Acquiring Terms and Conditions.
          a. FDMS authorizes Customer to contract with Eligible WEX Merchants for acceptance of WEX Cards for WEX Full Acquiring Services during the term of this Amendment in accordance with the terms and conditions of this Amendment. Customer shall disclose to Eligible Merchants, which enter into an agreement with Customer for acceptance of WEX Cards for WEX Full Acquiring Services (“WEX Merchant”), that WEX shall have no direct obligation to the WEX Merchants with respect to WEX Full Acquiring Services. All fees for WEX Full Acquiring charged by Customer to Customer’s WEX Merchant shall be competitive in the marketplace.
          b. Customer may market the WEX Full Acquiring Services in its marketing materials to Merchants at its own expense. Upon written request, FDMS may review any materials Customer uses to market the WEX Full Acquiring Services to its Merchants. Any WEX Card acceptance welcome materials provided to Customer’s WEX Merchants shall be subject to FDMS’ approval. As WEX may provide to FDMS, FDMS may provide Customer with certain marketing or promotional materials which may contain the WEX trademarks and service marks (“WEX Marks”). Customer shall not in any manner represent that it has ownership in the WEX Marks or any registrations thereof. Customer acknowledges that use of the WEX Marks shall not create in Customer’s favor any right (other than the limited rights of use granted pursuant to this sublicense), title or interest in, or to, the WEX Marks and that use of the WEX Marks by Customer inures to the benefit of Customer only to the extent of the limited rights and interests set forth in this Amendment. Customer shall not at any time adopt or use, without WEX’s prior written consent, any design, word or mark which is similar or likely to be confused with the WEX Marks. Customer shall give WEX prompt notice of any claim of infringement made against Customer of any litigation or settlement negotiations involving claim of infringement of any copyright, trademark or other proprietary rights of any third party with respect to the WEX Marks. In the event that this Amendment is terminated for any reason, Customer shall cease and desist all use of the WEX Marks or any simulation thereof, and, if requested, shall destroy all materials and unused documents upon which WEX Marks appear.
          c. To the extent that Customer has access to or stores any WEX Card sales data, Customer shall comply with all applicable data security standards as may be promulgated or amended by any local, state or federal legislative, judicial or administrative authority from time to time.
          d. In accordance with the terms and conditions of the Agreement, Customer shall be responsible for all chargebacks related to Customer’s WEX Merchant’s WEX Card sales.
          e. Customer acknowledges that FDMS will not support processing of tax exemptions for WEX cardholders that have tax exemption status. WEX settles tax exemptions directlyh with its commercial fleet customers, as applicable.
          f. Customer agrees that there may be situations where a request is made by either FDMS or WEX to suspend or terminate acceptance of WEX Cards from a particular WEX Merchant, which primarily involve circumstances of suspected fraud, suspected WEX Card misuse by a WEX Merchant, or regulatory requirements prohibiting WEX from conducting business with a WEX Merchant. In relation to the termination of a WEX Merchant, Customer agrees to work with FDMS and WEX to provide any necessary information in a timely and prompt manner in order to help mitigate the risk to all parties.
          g. Customer shall notify FDMS of any errors contained within a settlement report within fifty-five (55) days of the receipt of such report. WEX will not reprocess WEX Card sales data beyond one hundred twenty (120) days from the date of the WEX Card sale.
          h. Customer shall pay the fees set forth in Schedule II of this Amendment for the WEX Full Acquiring Services. Customer shall have no minimum processing requirement for the WEX Full Acquiring Services.
          i. Customer shall ensure that Customer’s WEX Merchants:
i.	Provide, at Customer’s WEX Merchant’s expense, all equipment necessary to permit the electronic acceptance of the WEX Cards, including the operation and maintenance of the equipment, telecommunication link, and provision of all networking services;

ii.	All authorization request data for WEX Card sales must include WEX Cardholder account number, vehicle number, card expiration date, driver identification number; and the amount of the transaction, date and time of the transaction, quantity of goods sold, unit price, and product code (the

“Authorization Request Data”). All Manual Card Sales must include an authorization number or other approval code from WEX along with the aforementioned Authorization Request Data;

iii.	Not to submit a WEX Card sale for processing when a WEX Card is not presented at the time of the WEX Card sale;

iv.	Complete a WEX Card sale only upon the receipt of an authorization approval message and not accept a WEX Card when an expired card/decline message is received;

v.	Not to submit a WEX Card sale for processing until the goods have been delivered or services performed;

vi.	Not to accept a WEX Card where the WEX Card appears to be invalid or expired or there is reasonable belief that the WEX Card is counterfeit or stolen;

vii.	Provide a copy of the receipt for a WEX Card sales, upon the request of the cardholder, to the extent permitted by applicable law, which shall not include the full account number or driver identification number;

viii.	Require the Cardholder to sign a receipt when a WEX Card sale is not completed by an island card reader;

ix.	Take all commercially reasonable efforts to protect Manual Card Sales Transaction data from fraud or misuse;

x.	Not divide the price of goods and services purchased in a single WEX Card sale among two or more sales receipts or permit a WEX Card sale when only partial payment is made by use of the WEX Card and the balance is made with another Bank Card;

xi.	Maintain a record of all WEX Card sales, including the Authorization Request Data, for a period of one year and product such records upon the reasonable request of WEX;

xii.	Allow WEX to audit records, upon reasonable advance notice, related to the WEX Full Acquiring Services; and

xiii.	Retransmit WEX Card sales data when reasonably requested to do so; and

xiv.	Agree that its sole remedies shall be against Customer for the WEX Full Acquiring Services and not WEX, except to the extent that WEX knows of any fraud related to the WEX Cards and fails to provide notice of such fraud or WEX commits fraud in respect to the WEX Full Acquiring Services.
          j. Customer hereby acknowledges that WEX may refer to a default price per gallon table, which may be used when the calculated pries per gallon for a WEX Card sale that falls outside of WEX’s acceptable range of pricing which is updated from time to time by WEX based upon market conditions. The table is based upon average price per gallon data collected from all merchants who accept WEX Cards.

          k. Customer hereby acknowledges and agrees that FDMS may disclose Customer’s participation in WEX Full Acquiring Services to WEX.
          l. Notwithstanding anything in this Amendment to the contrary, FDMS’ obligation to provide the WEX Full Acquiring Services will terminate automatically without penalty to FDMS or WEX upon the earlier of (i) the termination or expiration of FDMS WEX Agreement, (ii) the termination or expiration of the Agreement, (iii) at least sixty (60) days prior written notice by FDMS to Customer; (iv) Customer’s failure to comply with the material terms of this Amendment, or (v) written notice to Customer, if WEX discontinues the WEX Full Acquiring Services.
          m. Following the expiration or termination of this Amendment, (a) the WEX Full Acquiring Services will continue to be provided to Customer’s WEX Merchants for sixty (60) days after the effective date of such expiration or termination, (b) Customer shall terminate all agreements with Customer’s WEX Merchants with respect to the WEX Full Acquiring Services, and (c) Customer shall cease soliciting Merchants for WEX Full Acquiring Services under this Amendment.
          n. In addition to its indemnification obligations the Service Agreement, Customer agrees to indemnify, defend, and hold harmless FDMS, WEX, its employees, officers, directors and agents harmless from and against any claim, demand, loss, financial or otherwise, damage, liability or cost, including reasonable legal fees and expenses, caused by or arising from (i) any intentional or grossly negligent misrepresentation by Customer as to the type of business conducted by an Merchant, (ii) Customer’s breach of the terms of this Amendment, (iii) the actual loss or theft of any WEX Card sales data or WEX Merchant information received or stored by Customer pursuant to this Amendment; and (iv) Customer’s failure to comply with applicable legal or regulatory requirements.
          o. WEX Full Acquiring Services Definitions:
i. “Cardholders” shall mean any person who is authorized to use a WEX Card for business, government or non-profit organization to whom a valid WEX Card has been issued.
ii. “Eligible Merchants” shall mean Merchants that meet the following criteria: (i) must not have an existing WEX Card acceptance relationship with WEX, (ii) must not have more than twenty-five (25) locations, and (iii) must be on the “Buypass” front-end and “North” back-end.
iii. “Manual Card Sales” a non-electronic WEX Card sale that is completed through the use of an imprinter to imprint the WEX Card information on a sales slip that is signed by the Cardholder.
iv. “WEX Card” shall mean a card issued by WEX which is exclusively provided for commercial purposes.
     4. Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Service Agreement.
     5. In the event of a conflict between this Amendment and the Service Agreement as it relates to the subject matter of this Amendment, the terms of this Amendment will control. Otherwise, all terms and conditions of the Service Agreement will remain in full force and effect and likewise apply to this Amendment.

     The parties have executed this Amendment as of the date first above written.
FIRST DATA MERCHANT SERVICES CORPORATION

By:	/s/ Stephanie Lusher
Name: Stephanie Lusher
Title: SVP

iPAYMENT, INC.
By:	/s/ Joseph Jorling
Name: Joseph Jorling
Title: Senior Vice President

SCHEDULE I
*

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

SCHEDULE II
WEX Full Acquiring Fees:
I.	Customer shall pay a fee of * % of the total of each WEX Card sale.

II.	Customer shall pay a fee of $ * for each manual WEX Card Sale where such manual WEX Card sale is not due to an equipment or communications failure by WEX.

III.	Customer shall pay a fee of $ * shall be applied per authorization when such authorization is not made electronically and is made via WEX voice authorization services, and is not the result of an equipment or communications failure by WEX.

IV.	For any WEX research services that is requested and approved by Customer, Customer shall pay a fee of $ *

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.